Exhibit 23.1

Independent Registered Public Accounting Firm's Consent

The Board of Directors and Stockholders
G2 Ventures, Inc.
Dallas, Texas

We consent to the use and inclusion in this Form SB-2/A-3 Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated January 25, 2005 on our audit of the financial statements of G2 Ventures, Inc. at December 31, 2004 and 2003 and for the years ended December 31, 2004 and 2003 and the period September 26, 2002 (inception) through December 31, 2004.

We also consent to the reference of our Firm under the caption "Experts" in the Registration Statement and Prospectus.

/s/ Turner, Stone & Company, L.L.P.
Turner, Stone & Company, L.L.P.
Certified Public Accountants
Dallas, Texas
March 23, 2005

Turner, Stone & Company, L.L.P.
Accountants and Consultants
12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone: 972-239-1660 / Facsimile: 972-239-1665
Web site: turnerstone.com